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                                                                     Exhibit 5.1

December 21, 2001


RadioShack Corporation
100 Throckmorton Street
Suite 1800
Fort Worth, TX 76102

Ladies and Gentlemen:

I am Senior Vice President, Corporate Secretary and General Counsel for RadioShack Corporation (the "Company") and have assisted with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1993, as amended (the "Act"), of a registration statement on Form S-3 (the "registration statement") for the purpose of registering shares of common stock, $1.00 par value, of the Company (the "Shares") which represent unsecured obligations of the Company to deliver Shares to Dealer/Franchisees of the Company in the future, all in accordance with the terms of the Take Stock In RadioShack Plan (the "Plan"). In such capacity, I have examined the Company's Restated Certificate of Incorporation, as amended, the Amended and Restated By-laws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based upon the foregoing, in my opinion, the Shares, when issued by the Company in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the registration statement and to the use of my name wherever appearing in the Registration statement and any amendment thereto.

Sincerely,


/s/ Mark C. Hill
Mark C. Hill
Senior Vice President, Corporate Secretary
and General Counsel